NEWS RELEASE

                                                      IMMEDIATE (March 14, 1995)

BERNARD J. KORMAN
President and Chief Executive Officer
MEDIQ Incorporated
(609) 665-9300

MEDIQ RECEIVES OFFER FOR $437 MILLION

     PENNSAUKEN, NJ -- MEDIQ Incorporated, a healthcare services company, today received an offer from members of MEDIQ management to acquire all of the outstanding common and preferred stock and repay or assume all debt of MEDIQ and its subsidiaries in a transaction valued at approximately $437 million. The offer is in response to the strategic plan to enhance stockholder value adopted by the MEDIQ Board of Directors and has been referred to the Special Committee of the Board appointed for this specific purpose.

     The offer proposes to pay stockholders $6.87 per share of common and preferred stock consisting of $4.00 in cash and $2.87, representing the current market value on a per share basis of MEDIQ's publicly traded equity interests in MMI Medical, Inc. (NASDAQ:MMIM), NutraMax Products, Inc. (NASDAQ:NMPC), and PCI Services, Inc. (NASDAQ:PCIS), and the face value of a note receivable from Mental Health Management, Inc. (AMEX: MHM). The offer proposes distributing the equity interests and note either directly to MEDIQ stockholders or to a liquidating trust for the benefit of MEDIQ stockholders.

     The offer is conditioned upon negotiating and executing a mutually acceptable merger agreement by April 14, 1995, and is subject to certain other customary conditions including financing, and among other matters specifically encourages the Special Committee of the Board to continue to solicit other acquisition proposals from interested parties.

    MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures (MED.C and MED.NP) are traded on the American Stock Exchange, provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal business is MEDIQ/PRN, the country's leading provider of life support and critical care medical equipment on a rental basis. Other MEDIQ operations include portable x-ray, nuclear imaging and ultrasound services, healthcare facility planning, design and project management and utilization review of medical claims made to insurance companies. MEDIQ also owns 47% of PCI Services, Inc. (NASDAQ:PCIS), a leading independent provider of pharmaceutical packaging services; 47% of NutraMax Products, Inc. (NASDAQ:NMPC), a leading health and personal care products company, marketing products in the feminine needs, cough/cold, baby care, eye care and personal care categories; and 40% of MMI Medical, Inc. (NASDAQ:MMIM), a leading independent provider of cost-effective specialized services to hospital radiology departments and other healthcare providers.